Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 15, 2006 (the “Agreement”), between Technology Solutions Company, a Delaware corporation (“Purchaser”), and Charter Consulting, Inc., an Illinois corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller presently provides operational management consulting services (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in Chicago are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral other than an Employee Benefit Plan.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, Client lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form.

“Employee” means all individuals, as of the date hereof, who are employed by Seller in connection with the Business.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) covering any employee or former employee of the Seller, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance or scholarship programs to which Seller is a party or by which Seller is bound or pursuant to which it may be required to make any payment at any time.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” means the Contracts listed in Schedule 1.1(a).

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned by Seller and used in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) all obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to Seller of a right to use a third Person’s intellectual property rights which are necessary for the use of any Purchased Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the knowledge, after due inquiry, of David Benjamin, Seller’s principal shareholder, sole director and Chief Executive Officer.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Liquidated Liabilities” shall mean all obligations of Seller required to be recorded as a liability on Seller’s balance sheet from time to time, such determination to be made in accordance with GAAP.

“Material Adverse Effect” means any change, event, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or financial condition (including liabilities) of the Business, Purchased Assets or the Assumed Liabilities taken as a whole, other than any change, event, development or effect resulting from or relating to (i) general economic or political conditions; (ii) any general change in the services of the Business’ industries; or (iii) any change in Law.

“New Debt” means the amounts due to equity and option holders which represented equity in the Seller as of the date hereof, but which were converted to debt at the election of the Seller.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Real Property Leases so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Real Property Lease subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Contracts to which Seller is a party related to the Business other than Excluded Contracts as listed on Schedule 5.12.

“Purchased Intellectual Property” means all intellectual property rights used by Seller in connection with the Business and arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including client lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Seller used in connection with the Business, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of Seller used in connection with the Business. Purchased Intellectual Property shall expressly include all of the intellectual property rights set forth in this definition as they apply to a book entitled “Beyond Six Sigma Profitable Growth Through Value Creation” authored by Gary Plaster and Jerry Alderman.

“Seller’s Health Plans” means the following health and other benefit plans of Seller: (i) Blue Cross Blue Shield Medical Plan; (ii) Flexible Spending Account Plan administered through TASC, and (iii) UNUM Long Term Care Plan.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by Seller.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Assumed Liabilities	2.3
Balance Sheet	5.4	(a)
Balance Sheet Date	5.4	(a)
Closing	4.1
Closing Date	4.1
COBRA	5.13	(d)
Confidential Information	7.1	(c)
Contingent Consideration	3.1
Copyrights	1.1 (in Purchased Intellectual Property definition)
Debt Certificate	3.2	(b)
Delayed Stock Consideration	3.1
ERISA Affiliate	5.13	(a)
Excluded Assets	2.2
Excluded Employee	8.1	(b)
Excluded Liabilities	2.4
Expenses	10.2	(a)(v)
Financial Statements	5.4	(a)
Indemnification Claim	10.3
Initial Cash Consideration	3.1
Initial Stock Consideration	3.1
Litigation Certificate	3.1	(c)
Losses	10.2	(a)(i)
Marks	1.1 (in Purchased Intellectual Property definition)
Nasdaq	6.5
Nonassignable Assets	2.5	(c)
Non-Compete Agreements	2.7
Non-Tax Survival Period	10.1
Patents	1.1 (in Purchased Intellectual Property definition)
Per Share Value	3.1
Personal Property Leases	5.10	(b)
Prospectus	6.6
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2	(a)
Real Property Leases	5.9	(a)
Registration Statement	5.24
Restricted Business	7.1	(a)
SEC	5.24
SEC Documents	6.7
Securities Act	6.5
Seller	Recitals
Seller Documents	5.2
Seller Indemnified Parties	10.2	(b)
Seller Marks	7.4
Stock Consideration	6.5
Survival Period	10.1
Total Consideration	3.1
Trade Secrets	1.1 (in Purchased Intellectual Property definition)
Transferred Employees	8.1	(a)
Transfer Taxes	11.2
Unresolved Claims	10.5

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. The term “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller primarily related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including without limitation each of the following assets:

(a) all inventory used or intended to be used primarily in connection with the Business;

(b) all rights of Seller under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(c) the Furniture and Equipment listed on Schedule 2.1(c);

(d) the Purchased Intellectual Property;

(e) all rights of Seller under the Purchased Contracts;

(f) all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, client files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (b) above, but excluding personnel files for Employees of Seller who are not Transferred Employees;

(g) all transferable Permits, used by Seller in the Business;

(h) all supplies owned by Seller and used in connection with the Business;

(i) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Seller or to the extent affecting any Purchased Assets;

(j) all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Purchased Assets;

(k) Seller’s Health Plans; and

(l) all goodwill and other intangible assets associated with the Business, including client and supplier lists and the goodwill associated with the Purchased Intellectual Property.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) the Excluded Contracts;

(b) all deposits (including client deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Seller;

(c) all Employee Benefit Plans (other than Seller’s Health Plans);

(d) all cash and accounts receivable of Seller resulting from services rendered before the Closing Date; and

(e) all assets listed on Schedule 2.2(e).

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;

(b) all Liabilities of Seller listed on Schedule 2.3(b) up to an aggregate amount of $1,000,000;

(c) COBRA obligations of Seller as contemplated by Section 8.3(c) of this Agreement; and

(d) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller, other than Assumed Liabilities, including the following Liabilities:

(a) all Liabilities in respect of any and all products sold and/or services performed by Seller on or before the Closing Date;

(b) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan (other than the Seller’s Health Plans);

(c) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller occurring under such Purchased Contracts prior to Closing;

(d) all Liabilities arising out of, under or in connection with any Indebtedness of Seller;

(e) all Liabilities for (i) Transfer Taxes or (ii) Taxes for which Seller is liable pursuant to Article XI;

(f) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date (regardless of the date on which such Legal Proceeding or claim is brought), or (ii) any Excluded Asset;

(g) all Liabilities relating to amounts required to be paid by Seller hereunder; and

(h) New Debt.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller shall, or shall cause its Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name and on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that the Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets (other than the Assumed Liabilities) by reason of such noncompliance and (ii) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article XI and not by this Section 2.6.

2.7 Allocation of Purchase Price. The Purchase Price (not including, for these purposes, any Contingent Consideration) will be allocated to the non-compete covenant pursuant to Section 7.1 and the non-compete agreement between David Benjamin and the Purchaser (collectively, the “Non-Compete Agreements”) and to the Purchased Assets. The portion of the Purchase Price allocated to the Non-Compete Agreements shall be $100,000 and the portion of the Purchase Price allocated to the Purchased Assets shall be in accordance with their net book value, with any residual portion being allocated to goodwill. The allocation relating to the Purchased Assets shall be attached as Exhibit A at Closing. Seller and Purchaser shall report the transactions contemplated by this Agreement in a manner consistent with such allocation. If Seller receives Contingent Consideration pursuant to Section 3.1 and/or if Purchaser retains all or a portion of the Delayed Stock Consideration pursuant to Section 10.5, Purchaser and Seller agree that the allocation of the Purchase Price (taking into account such Contingent Consideration and/or Delayed Stock Consideration) to the Purchased Assets shall be redetermined, and that each of Purchaser and Seller will file, if necessary, amended documentation with the IRS to reflect such redetermined allocation. Purchaser and Seller agree to provide each other with their respective federal tax identification numbers at Closing for purposes of reporting this transaction to the IRS.

ARTICLE III

CONSIDERATION

3.1 Consideration. The consideration for the Purchased Assets shall be (a) an amount in cash equal to $1,400,000 (the “Initial Cash Consideration”); (b) an amount in common shares of Purchaser with a value equal to $650,000 (the “Initial Stock Consideration”); (c) an amount in common shares of Purchaser with a value equal to $750,000 (the “Delayed Stock Consideration”); and potentially (d) certain cash contingent consideration calculated pursuant to Schedule 3.2 (the “Contingent Consideration”). The Contingent Consideration together with the Initial Cash Consideration, the Initial Stock Consideration and the Delayed Stock Consideration shall be defined as the “Purchase Price.” The Purchase Price, together with the assumption of the Assumed Liabilities shall be defined as the “Total Consideration.” For purposes of this Section 3.1, the Initial Stock Consideration and the Delayed Stock Consideration shall be valued on the Business Day one Business Day prior to the Closing, based on the average of the high and low price of the common shares of the Purchaser at the close of business on Nasdaq during the period of five (5) consecutive trading days ending on the Business Day one (1) Business Day prior to the Closing Date. The per share value of the Initial Stock Consideration and the Delayed Stock Consideration calculated pursuant to the preceding sentence shall be referred to as the “Per Share Value.”

3.2 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall transfer the Initial Cash Consideration to Seller. The Initial Cash Consideration shall be paid by wire transfer of immediately available funds into an account designated by Seller. Certificates representing the Initial Stock Consideration shall be issued to Seller on or before the third day after the Closing Date. Also on the Closing Date, Purchaser shall segregate and hold certificates evidencing the Delayed Stock Consideration in accordance with Section 10.5 hereof. The Contingent Consideration, if any, due to Seller, shall be paid pursuant to Schedule 3.2(a). Also on the Closing Date, the Purchaser shall pay directly to the applicable vendors or creditors, the Liabilities of Seller listed on Schedule 2.3(b) up to an aggregate amount of $1,000,000. The amount, if any, of Contingent Consideration to be paid by Purchaser to Seller shall be determined by applying the criteria set forth in Schedule 3.2(a) hereto.

(b) Prior to, and as a condition of distributing or otherwise making available, directly or indirectly, any portion of the Initial Cash Consideration to its security holders, whether by way of dividend, distribution, loan, share repurchase, or other payment, Seller shall deliver to Purchaser an officer’s certificate confirming that, as of the date of such certificate, all of the conditions set forth in Schedule 3.2(b) have been met and satisfied (the “Debt Certificate”).

(c) Seller shall retain (and shall not distribute) the Initial Stock Consideration for a period (the “Retention Period”) ending on the date on which the conditions for the issuance of a Litigation Certificate, as described in Schedule 3.2(c) hereof, are first met; provided that during the Retention Period Seller may at any time sell the Initial Stock Consideration subject to applicable law so long as Seller retains the proceeds of any such sale until expiration of the Retention Period. Prior to, and as a condition of distributing or otherwise making available, directly or indirectly, any portion of the Initial Stock Consideration or the proceeds thereof to any party, Seller shall deliver to Purchaser an officer’s certificate confirming to Purchaser that, as of the date of such certificate, all of the conditions set forth in Schedule 3.2(c) have been met and satisfied (the “Litigation Certificate”).

(d) Purchaser shall hold certificates evidencing the Delayed Stock Consideration, subject to and in the manner set forth in Section 10.5 of this Agreement, until the first (1st) anniversary of the Closing Date, at such time Seller shall be entitled to receive the Delayed Stock Consideration; provided, however, that Seller shall retain the Delayed Stock Consideration for the Retention Period (if applicable). While Purchaser holds such certificates Seller shall be entitled to vote such shares and to any and all distributions, dividends or other payments made in respect of such shares. Prior to, and as a condition of distributing or otherwise making available, directly or indirectly, to any party any portion of the Delayed Stock Consideration or the proceeds thereof, Seller shall deliver to Purchaser an updated Litigation Certificate. Notwithstanding anything else contained in this Section 3.2(d), in no case will the Delayed Stock Consideration be released by Purchaser until the first anniversary of the Closing.

(e) Seller shall retain any Contingent Consideration during the Retention Period (if applicable). Prior to, and as a condition of distributing or otherwise making available, directly or indirectly, to any party any portion of the Contingent Consideration, Seller shall deliver to Purchaser an updated Litigation Certificate.

(f) Notwithstanding anything herein to the contrary, to the extent that the amount of Purchase Price retained by Seller exceeds $1,400,000 (the “Distribution Threshold”) and Seller has provided the Purchaser with the Debt Certificate pursuant to Section 3.2(b), the Seller may distribute or otherwise make available, directly or indirectly, to its security holders, any cash held by Seller, which together with the balance of the Purchase Price retained by Seller in accordance with Sections 3.2(c), 3.2(d) and 3.2(e) exceeds the Distribution Threshold; provided, however, that if during the Retention Period the Seller elects to distribute to its shareholders shares of stock representing the Initial Stock Consideration or Delayed Stock Consideration, then Seller shall be required, as a condition to such distribution, to replace each share so distributed with cash equal to the Per Share Value of each such distributed share plus the amount of any Tax due or payable by Seller as a result of such sale or distribution (which Tax may then be paid by Seller to the taxing authority and need not be retained). Any cash that serves as replacement for a distributed share in accordance with this Section 3.2(f) shall be retained by Seller in the same manner that the replaced share would have been retained in accordance with this Agreement. For purposes of this Section 3.2(f), any stock distributed by Seller shall be valued on the Business Day one (1) Business Day prior to the distribution to security holders, based on the average of the high and low price of the common shares of the Purchaser at the close of business on Nasdaq during the period of five (5) consecutive trading days ending on the Business Day one (1) Business Day prior to such distribution.

3.3 Apportionment. Subject to the limitations set forth in Section 2.3(b), the following items will be apportioned as of 12:01 a.m. on the Closing Date: (i) real estate and personal property Taxes, sewer rents and charges and other state, county and municipal Taxes and assessments and charges affecting the Business; (ii) rents under leases; (iii) charges for water, electricity, gas, oil, steam and all other utilities (except to the extent disposed of by final billing to Seller), all such items prior to such time being for the account of Seller and all such items after such time being for the account of Purchaser. If any such item could not or was not accurately apportioned as of the Closing Date, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable.

ARTICLE IV

CLOSING

4.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”). At Closing, Seller and Purchaser will provide Closing Certificates certifying which of the applicable closing conditions have been satisfied in accordance with the terms of the Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1	Organization and Good Standing; Subsidiaries and Investments.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Seller has delivered to Purchaser true, complete and correct copies of its certificate of incorporation and by-laws or comparable organizational documents as in effect on the date hereof.

(b) Seller does not directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in or control any Person.

5.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and all required actions on the part of Seller’s security owners. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto). This Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of (i) the certificate of incorporation and by-laws of Seller; (ii) except as set forth in Schedule 5.3(a)(ii), any Contract to which Seller is a party or by which any of the properties or assets of Seller is bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller is bound; or (iv) any applicable Law.

(b) Except as set forth in Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller (i) in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Seller of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller.

5.4 Financial Statements. Seller has delivered to Purchaser copies of (i) the unaudited balance sheets of Seller as of December 31, 2003, 2004 and 2005 and the related unaudited statements of operations and of cash flows of Seller for the years then ended and (ii) the unaudited balance sheet of Seller as of January 31, 2006 and the related statements of operations and cash flows of Seller for the one month period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth on Schedule 5.4, each of the Financial Statements, including any supporting books, records and accounts, are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of Seller as of January 31, 2006 is referred to as the “Balance Sheet” and January 31, 2006 is referred to as the “Balance Sheet Date.”

5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5, Seller has no Indebtedness or Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or (ii) immaterial to Seller and incurred in the Ordinary Course of Business since the Balance Sheet Date.

5.6 Title to Purchased Assets; Sufficiency. Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets and the Excluded Assets constitute all of the properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by Seller.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a material adverse effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Seller or any repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interest in, Seller;

(iii) Seller has not awarded or paid any bonuses to employees of Seller with respect to the fiscal year ended December 31, 2005, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iv) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(v) Seller has not made or rescinded any election relating to Taxes, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return;

(vi) Seller has not failed to promptly pay and discharge current liabilities except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vii) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(viii) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(ix) Seller has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to Seller taken as a whole;

(x) Seller has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to Seller taken as a whole;

(xi) Seller has not issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $10,000 in the aggregate;

(xii) Seller has not made or committed to make any capital expenditures in excess of $10,000 in the aggregate;

(xiii) Seller has not instituted or settled any material Legal Proceeding;

(xiv) Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property;

(xv) Seller has not made any loan to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to employees in the Ordinary Course of Business; and

(xvi) Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes. (a) Except as set forth in Schedule 5.8,

(i) (x) all Tax Returns required to be filed by or on behalf of Seller on or before the Closing Date have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; and (y) all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable on or before the Closing Date have been fully and timely paid.

(ii) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns related to the Purchased Assets or the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress (and, to the best of Seller’s knowledge, no basis exists therefor), nor has Seller received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation related to the Purchased Assets or the Business.

(iii) Schedule 5.8(a)(iii) lists all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller, in connection with, or with respect to, the Purchased Assets or the Business. Seller has made available complete copies of material Tax Returns relating to the Purchased Assets or the Business for which the relevant statute of limitations has not yet expired.

(iv) All monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing Authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business.

(v) No written claim has been made by a Taxing Authority in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.

(vi) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, has been executed or filed with any Taxing Authority by or on behalf of Seller. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(vii) There are no Liens for Taxes upon the Purchased Assets, except for Liens arising as a matter of Law relating to current Taxes not yet due.

(viii) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(ix) None of the Purchased Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(x) No issue has been raised by written inquiry to Seller of any Governmental Body, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(xi) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate, or restrict Purchaser.

(xii) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Sellers, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

(xiii) None of the Purchased Assets is properly treated as owned by persons other than Seller for income Tax purposes.

(xiv) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

5.9 Real Property.

(a) Seller does not own any real property or possess an option to purchase any real property. Schedule 5.9(a) sets forth a complete list of all real property and interests in real property leased by Seller (the “Real Property Leases”) as lessee or lessor. The Real Property Leases constitute all interests in real property currently used or currently held for use in connection with the Business by Seller and which are necessary for the continued operation of the Business by Seller as the Business is currently conducted. All of the Real Property Leases, buildings, fixtures and improvements thereon owned or leased by Seller are in good operating condition and repair (subject to normal wear and tear). Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto.

(b) Seller has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and except as set forth on Schedule 5.9(b), Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any of the Real Property Leases has exercised any termination rights with respect thereto.

(c) Seller has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of the Real Property Leases, and Seller has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Real Property Lease or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

5.10 Tangible Personal Property.

(a) Seller has good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Seller in the Business. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Seller has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.11 Intellectual Property

(a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by Seller. Schedule 5.11(a) lists the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. From and after the Closing, Seller will cease and desist all use of the Patents or Marks (registered or unregistered) and will promptly take all necessary steps to change its corporate name to something that does not incorporate one of the Marks.

(b) Except as disclosed in Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Patents, the Marks, each of the registered Copyrights and pending applications filed by Seller therefor, and each of the other Copyrights in any works of authorship prepared by or for Seller that resulted from or arose out of any work performed by or on behalf of Seller or by any employee, officer, consultant or contractor of any of them. To the Knowledge of Seller, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property used, sold or licensed by Seller in the Business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(b)).

(c) The Purchased Intellectual Property owned, used, practiced or otherwise commercially exploited by Seller, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products or Technology in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices and methods of Seller do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, to the Knowledge of Seller, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which Seller or any of its present or former employees is a party). The Purchased Intellectual Property owned by or licensed to Seller includes all of the intellectual property rights necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and, to the Knowledge of Seller, as currently proposed to be conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(b), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e) Except as set forth in Schedule 5.11(e), Seller is not a party to any Contract that (i) grants any Intellectual Property Licenses, (ii) contains a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Purchased Intellectual Property or (B) conduct the Business in any market or geographical area or with any Person or (iii) contains an agreement to indemnify any other Person against any claim of infringement of Purchased Intellectual Property.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of Seller, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in material default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g) No Trade Secret or any other non-public, proprietary information material to the Business as presently conducted has been authorized to be disclosed or, to the Knowledge of Seller, has been actually disclosed by Seller to any employee or any third party other than pursuant to a non-disclosure agreement or similar obligation restricting the disclosure and use of the Purchased Intellectual Property. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Seller and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by Seller, which measures are reasonable in the industry in which Seller operates. Each employee, consultant and independent contractor of Seller, has entered into a written non-disclosure and invention assignment agreement with Seller in a form provided to Purchaser.

(h) As of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of, any material Purchased Intellectual Property. Seller has not received written (including, without limitation, by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against Seller, or challenging the ownership, use, validity or enforceability of any material Purchased Intellectual Property. To the Knowledge of Seller, all of Seller’s rights in and to material Purchased Intellectual Property are valid and enforceable.

(i) To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property of Seller, and no such claims have been made against any Person by Seller.

(j) There are no Orders to which Seller is a party or by which Seller is bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property.

(l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property owned or used by Seller. To the Knowledge of Seller, no employee, consultant or independent contractor of Seller is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Seller does not own exclusively any Software that is material to the operation of the Business. Schedule 5.11(m) sets forth a complete and accurate list of all Software that is used by Seller in the Business that is not exclusively owned by Seller, excluding off-the-shelf Software available pursuant to a “shrink-wrap,” “click-wrap” or similar terms through commercial distributors or in consumer retail stores.

5.12 Purchased Contracts.

(a) Schedule 5.12(a) sets forth all of the Purchased Contracts;

(b) Seller is not a party to or bound by:

(i) any Contract with any Affiliate of Seller;

(ii) any Contract with any labor union or association representing any employees of Seller;

(iii) any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(iv) any Contract for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets;

(v) any Contract for joint ventures, strategic alliances or partnerships;

(vi) any Contract containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area;

(vii) any Contract relating to the acquisition by Seller of any operating business or the capital stock of any other person;

(viii) any Contract relating to incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets;

(ix) any Contract under which the Seller has made advances or loans to any other Person;

(x) any Contract providing for severance, retention, change in control or similar payments;

(xi) any Contract (other than offer letters for at-will employment) for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000; or

(xii) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller.

(c) Each of the Purchased Contracts is in full force and effect and is the legal, valid and binding obligation of the parties thereto, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.12(c), Seller is not in default under any Purchased Contract, nor, to the Knowledge of Seller, is any other party to any Purchased Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Purchased Contracts has exercised any termination rights with respect thereto. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Purchased Contracts, together with all amendments, modifications or supplements thereto.

5.13 Employee Benefits.

(a) Neither the Seller nor any trade or business, whether or not incorporated, which is, or has ever been under common control, or which is or has ever been treated as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has ever been required to contribute to a “multiemployer plan“ (as defined in Section 3(37) of ERISA).

(b) Neither the Seller nor any ERISA Affiliate has any liability of any kind whatsoever, whether direct or indirect, contingent or otherwise under (i) Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (ii) Section 302 of ERISA or Section 412 of the Code, or (iii) Title IV of ERISA.

(c) Each Employee Benefit Plan that is an “employee benefit plan” (as defined in Section 3(3) of ERISA) complies with, and has been administered to comply with all applicable Laws, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, involving any such plan or the assets of any such plan. Each Employee Benefit Plan maintained by Seller which is intended to qualify under Section 401(a) of the Code so qualifies and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption.

(d) The requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and similar state laws (“COBRA”) have been met in all material respects with respect to each Employee Benefit Plan that is an “employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by the Seller. Seller has no liability of any kind whatsoever, whether direct or indirect, contingent or otherwise, on account of any violation of COBRA.

(e) Except as set forth on Schedule 5.13(e), Seller has no obligations under any Employee Benefit Plan or otherwise to provide health or death benefits to or in respect to former employees of Seller, except as specifically required by COBRA.

5.14 Labor.

(a) Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Seller.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller.

(c) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller, of any individual. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

5.15 Litigation. Except as set forth in Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.15, Seller is not subject to any Order. Except as set forth on Schedule 5.15, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.16 Compliance with Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws of any Governmental Body applicable to the Business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws.

(b) Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted. Seller currently has all Permits which are required for the operation of the Business as presently conducted. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which the Business is subject or by which its properties or assets are bound and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation.

5.17 [RESERVED]

5.18 Insurance. Seller has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound. Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller during such period. Except as noted on Schedule 5.18, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies.

5.19 [RESERVED].

5.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of Seller reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b) All accounts payable of Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

5.21 Related Party Transactions.

(a) Except as set forth in Schedule 5.21, neither Seller nor, to the Seller’s Knowledge, any Affiliate of Seller or any of their respective officers, directors or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, client, landlord, tenant, creditor or debtor of Seller, (B) engaged in a business competitive with the Business of Seller, or (C) a participant in any transaction to which Seller is a party or (ii) is a party to any Contract with Seller.

(b) Each Contract, agreement, or arrangement between Seller and any Affiliate of Seller or any officer, director or employee of Seller on the other hand, is on commercially reasonable terms no more favorable to the Affiliate, director, officer or employee of Seller than what any third party negotiating on an arms-length basis would expect.

5.22 Clients and Suppliers.

(a) Schedule 5.22 sets forth a list of the ten (10) largest clients and the ten (10) largest suppliers of Seller, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2005, showing the approximate total sales by Seller to each such client and the approximate total purchases by Seller from each such supplier, during such period.

(b) Since the Balance Sheet Date, no client or supplier listed on Schedule 5.22 has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and, to the Knowledge of Seller, no client or supplier listed on Schedule 5.22 has notified Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller.

5.23 Warranty Liability.

(a) Except as set forth on Schedule 5.23, all services sold or delivered by Seller in conducting the Business have been in conformity with all express and implied warranties. Seller has no liability for replacement, repair or reperformance or other damages in connection therewith or any other client, product or service obligations not reserved against on the Balance Sheet. Seller has not delivered any services that included a warranty for a period of longer than 90 days.

5.24 Securities Law Matters. The Seller acknowledges that (a) it has received or has access to such documents, materials and information as it deems necessary or appropriate for evaluating an investment in Purchaser (including, without limitation, the prospectus and description of common stock included in the Purchaser’s Registration Statement filed on Form S-4 (File No. 333-123740) with the United States Securities and Exchange Commission (“SEC”) on April 1, 2005 (the “Registration Statement”), Purchaser’s 2004 Annual Report to Shareholders, its proxy statement dated April 7, 2005 with respect to its 2005 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005) and confirms that it has made such further investigation of Purchaser as was deemed appropriate to evaluate the merits and risks of this investment and (b) it has had the opportunity to ask questions of, and receive answers from, the directors and officers of Purchaser and persons acting on Purchaser’s behalf, concerning the terms and conditions of the offering of the Stock Consideration.

5.25 Full Disclosure. This Agreement and the Seller Documents and their respective schedules and exhibits delivered by or on behalf of Seller hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller which Seller has not disclosed to Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

5.26 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3 hereto, neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act and any other applicable regulatory requirements or required consents or filings.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Stock Consideration. Within three days after the Closing Date, certificates representing the Initial Stock Consideration and the Delayed Stock Consideration (collectively, the “Stock Consideration”) delivered pursuant to Sections 3.2 and 10.5 shall be duly and validly issued, fully paid and nonassessable and registered with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and listed, or approved for listing upon notice of issuance, on the Nasdaq National Market (“Nasdaq”) free and clear of all third party Liens, claims or encumbrances of any kind. Upon issuance of the Stock Consideration, such shares will be freely tradable by Seller subject only to the limitations imposed by Rules 144 and 145(d)(1)of the Securities Act. The issuance of all of the shares represented by the Stock Consideration complies with the approval requirements of Rule 16b-3(d) of the Exchange Act.

6.6 Delivery of Prospectus. Purchaser has delivered to Seller true and correct copies of its Prospectus, dated April 22, 2005 (the “Prospectus”), its 2004 Annual Report to Shareholders, its proxy statement dated April 7, 2005 with respect to its 2005 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

6.7 SEC Documents; Financial Statements. Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2003 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Documents, there is no fact known to Purchaser which Purchaser has not disclosed to Seller in writing which could reasonably be expected to have a Material Adverse Effect.

6.8 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1 Non-Competition; Non-Solicitation; Confidentiality.

(a) Seller acknowledges that the successful development and marketing of Purchaser’s professional services and products require substantial time and expense. Such efforts generate for Purchaser valuable and proprietary information (“Confidential Information”) which gives Purchaser a business advantage over others who do not have such information. Confidential Information of Purchaser and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; and computer software. Seller acknowledges that during David Benjamin’s term of employment with Purchaser, Seller will obtain knowledge of such Confidential Information. Accordingly, Seller agrees to undertake the following obligations which it acknowledges to be reasonably designed to protect Purchaser’s legitimate business interests without unnecessarily or unreasonably restricting Seller’s go-forward business opportunities:

(b) During David Benjamin’s term of employment with Purchaser and subsequent to the termination of David Benjamin’s employment with Purchaser, Seller agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after David Benjamin’s employment with TSC. Seller shall refrain from using or disclosing to any person, without the prior written approval of Purchaser’s Chief Executive Officer any Confidential Information unless at that time the information has become generally and lawfully known to Purchaser’s competitors;

(c) Without limiting the obligations of section 7.1(b), Seller shall not, for a period of two years following the termination of David Benjamin’s employment with Purchaser for any reason, for itself or as an agent, partner or employee of any person, firm or corporation, engage in the practice of consulting or related services for or on behalf of or for the benefit of any client of Purchaser (including clients acquired from Seller) or for any entity for whom any Transferred Employee performed services on behalf of Purchaser (including entities acquired from Purchaser), or for any entity to whom any Transferred Employee submitted, or assisted in the submission of a proposal on behalf of Purchaser;

(d) During the two year period immediately following the termination of David Benjamin’s employment for any reason, Seller shall not directly or indirectly hire, employ, subcontract, solicit, induce or assist any current Purchaser employee or contractor or any former Purchaser employee or contractor (if the former employee or contractor was employed by Purchaser during any of the same time period as David Benjamin) away from Purchaser or from the faithful discharge of such party’s contractual and fiduciary obligations to serve Purchaser’s interests with undivided loyalty. For purposes of this section 7.1(d), Purchaser’s employees and contractors include, without limitation, Transferred Employees;

(e) Seller recognizes and agrees that a breach of any or all of the provisions of this section 7.2 will constitute immediate and irreparable harm to Purchaser’s business advantage, including but not limited to Purchaser’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Seller acknowledges that Purchaser shall therefore be entitled to an order enjoining any further breaches by Seller.

7.2 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.3 Publicity.

(a) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof

(b) Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller (as applicable) agrees to use its reasonable best efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement the other party shall request.

7.4 Use of Name. Seller hereby agrees that upon the consummation of the transactions contemplated hereby, Purchaser shall have the sole right to the use of the names “Charter” and “Charter Consulting” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Seller shall remove, strike over or otherwise obliterate all Seller Marks from all materials owned by Seller and used or displayed publicly including, without limitation, any sales and marketing materials, displays, signs, promotional materials and other materials and amend its articles of incorporation to remove Seller Marks therefrom.

7.5 Stock Exchange Listing. Purchaser shall use its best efforts to maintain the listing of the common shares of Purchaser to be issued hereunder on Nasdaq.

7.6 Collection and Remittance of Accounts Receivable. Schedule 7.6 sets forth the manner in which Seller and Purchaser have agreed to allocate accounts receivable, trade payables, revenues and expenses with respect to ongoing customer projects of Seller that are being assigned to Purchaser hereunder. Consistent with the foregoing, Seller shall collect all of the accounts receivable due it from its customers for services provided by Seller before the Closing Date. In the event that Purchaser shall receive any remittance from or on behalf of any account debtor with respect to any account receivable due Seller, Purchaser shall endorse without recourse such remittance to the order of Seller and forward same to Seller promptly upon receipt thereof. In the event that on or after the Closing Date Seller shall receive any remittance from or on behalf of any account debtor with respect to the accounts receivable due Purchaser for services rendered on or after the Closing Date, Seller shall endorse without recourse such remittance to the order of Purchaser and forward same to Purchaser promptly upon receipt thereof. Neither Purchaser nor Seller shall have any rights of off-set or set-off against any amounts due the other party that it may collect or come into its possession. For the avoidance of doubt, Seller is entitled to all accounts receivables for services rendered before the Closing Date and Purchaser is entitled to all receivables for services rendered by Purchaser (including the Transferred Employees) on or after the Closing Date.

7.7 Litigation. Seller agrees that it will use its reasonable best efforts to defend all litigation (whether now existing or hereafter arising) until the criteria for the delivery of a Litigation Certificate have been attained by Seller. Seller further agrees to promptly provide to Purchaser quarterly reports of the status of all Pending Litigation and an analysis of potential litigation exposure for all quarters subsequent to the Closing Date. Upon Purchaser’s request, Seller will make its representatives and agents available to Purchaser to discuss the status of all Applicable Litigation matters.

7.8 Seller Financial Statements. Seller agrees to prepare unaudited financial statements (in a form similar to past practice) for the year-end and quarter-end periods subsequent to the Closing Date and shall provide such financial statements to Purchaser through the later to occur of (i) the third (3rd) anniversary of the Closing Date or (ii) the receipt of the Litigation Certificate pursuant to Section 3.2 of this Agreement.

7.9 Audits. At Purchaser’s cost, Purchaser may elect, in its sole discretion, to have audited the year-end and quarter-end financial statements of Seller for periods ending after the Closing. To the extent the Purchaser elects to have the year-end and quarter-end financial statements of the Seller audited, the audit shall be performed in a manner approved by the Purchaser. Seller further agrees to fully cooperate with any such audit request.

7.10 Delivery of Initial Stock Consideration and Delayed Stock Consideration. Within three days after the Closing Date, Purchaser agrees to issue and deliver, pursuant to Sections 3.2 and 10.5, certificates representing the Initial Stock Consideration and Delayed Stock Consideration.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment and at will employment contract to those Employees set forth on Schedule 8.1(b); provided that such offer shall be conditioned on the occurrence of the Closing. Such individuals who accept such offer and execute the employment contract by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, Purchaser shall have the right to dismiss any or all Transferred Employees at any time on and after the Closing Date, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them), subject only to any employment agreement between Purchaser and the subject Transferred Employee.

(b) Excluded Employees. Any Employee who is not offered employment by Purchaser prior to Closing or who does not accept an offer of employment by Purchaser, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.” Seller shall indemnify and hold Purchaser and its Affiliates harmless with respect to all Liabilities relating to any Excluded Employee, including, but not limited to, (i) any employment-related liability, (ii) any liability relating to, arising under or in connection with any Employee Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date, and (iii) any liability under WARN.

8.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or its Subsidiaries.

8.3 Employee Benefits.

(a) Benefits. As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under Seller’s Health Plans and Purchaser’s existing employee benefit plans provided to similarly situated employees of Purchaser. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.

(b) Accrued Vacation. Seller shall pay Transferred Employees their accrued and unused vacation, for all accrued and unused vacation through the Closing Date on the Closing Date.

(c) COBRA. Purchaser shall be exclusively responsible for complying with COBRA with respect to the Transferred Employees, the Excluded Employees and any previous employees of seller who are entitled to COBRA benefits from Seller, and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Seller shall not have any obligations or liability to provide rights under COBRA on account of such termination of employment following the Closing Date.

(d) Vesting of Seller Employee Benefit Plan Benefits. Effective as of the Closing Date, Seller shall cause any tax-qualified pension and 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.

8.4 Indemnification. Seller shall indemnify and hold Purchaser and its Affiliates harmless with respect to any Transferred Employee from (i) any employment-related liability with respect to employment on or prior to the Closing Date, (ii) any liability relating to, arising under or in connection with any Employee Benefit Plan (other than any liability under the Seller Health Plans and COBRA, including COBRA liability arising out of the termination of Seller’s Health Plans by Buyer subsequent to Closing) whether arising prior to, on or after the Closing Date and (iii) any liability under WARN.

Purchaser shall indemnify and hold Seller and its Affiliates harmless with respect to any COBRA obligations assumed by Purchaser pursuant to Section 8.3(c) hereof, including COBRA liability arising out of the termination of Seller’s Health Plans by Buyer subsequent to Closing.

8.5 Intellectual Property. Seller shall further provide complete and adequate notice to the Transferred Employees that their current agreements with Seller or its Affiliates concerning proprietary information and inventions while continuing in full force and effect in accordance with their terms shall not apply to their employment relationship with Purchaser and that those who become employed by Purchaser, may be required upon becoming Transferred Employees, to sign a new employment agreement containing provisions concerning intellectual property.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) [RESERVED];

(b) the representations and warranties of Seller set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(c) Seller shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Purchaser shall have received a certificate signed by the Chief Executive Officer of Seller in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a) – 9.1(d) have been satisfied in all respects;

(f) (i) Seller shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein and (ii) Seller shall have obtained all consents waivers and approvals under applicable law and those consents, waivers and approvals referred to in Section 5.3 (b) hereof in a form satisfactory to Purchaser;

(g) Seller shall have provided Purchaser with an affidavit of non-foreign status, in form and in substance reasonably satisfactory to Purchaser, in accordance with Treas. Reg. §1.1445-2(b), and Purchaser shall have no actual knowledge that such affidavit is false pursuant to Treas. Reg. §1.1445-4;

(h) each of the persons listed on Schedule 9.1(h) shall have entered into an employment agreement on terms satisfactory to Purchaser, and such employment agreements shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such employment agreements;

(i) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit A hereto;

(j) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit B hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(k) The Registration Statement, including the related Prospectus (as defined above), shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to the Registration Statement or a supplement to the Prospectus, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of the Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder;

(l) Seller agrees to resell any common shares of Purchaser to be received hereunder in compliance with Rules 144 and 145(d)(i) under the Securities Act or pursuant to the Registration Statement (as defined above);

(m) The common shares of Purchaser to be issued to Seller hereunder shall have been listed on Nasdaq;

(n) Each of the persons listed on Schedule 9.1(h) shall have entered into an employment agreement on terms satisfactory to such persons and the Purchaser, and such employment agreements shall be in full force and effect;

(o) Seller shall have delivered, or caused to be delivered, to Purchaser an officer’s certificate confirming to Purchaser that as of the Closing Date and to the Knowledge of Seller, there have been no additional Orders or legal actions or any Liens filed or claimed with respect to the Legal Proceedings, Orders, and legal actions set forth on Schedule 5.15, except as otherwise specifically disclosed to Purchaser; and

(p) Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c) The Registration Statement, including the related Prospectus (as defined above), shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to the Registration Statement or a supplement to the Prospectus, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of the Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder.

(d) The common shares of Purchaser to be issued to Seller hereunder shall have been listed on Nasdaq;

(e) Purchasers shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.2 hereof; and

(f) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B hereto.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement (excluding representations and warranties of the Seller contained in Section 5.8 of this Agreement) shall survive the Closing through and including the second (2nd) anniversary of the Closing Date (the “Non-Tax Survival Period”). The representations and warranties of the Seller contained in Section 5.8 of this Agreement shall survive the Closing through and including the third (3rd) anniversary of the Closing Date; provided, however, that relating to any Tax Returns required to be filed by or on behalf of Seller on or before the Closing Date but that have not been filed as of the Closing Date, or relating to any Taxes which become due pursuant to such Tax Returns, the representations and warranties contained in Section 5.8 shall survive the Closing through the relevant statute of limitations (together with the Non-Tax Survival Period, the “Survival Period”). Any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2 Indemnification.

(a) Subject to Section 10.1, 10.4 and 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all claims and losses, liabilities, obligations and damages (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of Seller set forth in this Agreement or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date;

(ii) any and all claims and Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

(iii) any and all claims and Losses arising out of, based upon or relating to “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser;

(iv) any and all claims and Losses arising out of, based upon or relating to the Legal Proceedings, Orders and legal actions set forth on Schedule 5.15 or hereafter arising relating to the operations of the Business prior to the Closing Date;

(v) any and all claims and Losses arising out of, based upon or relating to any Excluded Asset or any Excluded Liability; and

(vi) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Subject to Section 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

(iii) any and all Losses arising out of, based upon or relating to any Assumed Liability; and

(iv) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

10.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) “Indemnification Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct exceeds $75,000 and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.

(b) Neither Seller nor Purchaser shall be required to indemnify any Person under Section 10.2(a)(i) or 10.2(b)(i) for an aggregate amount of Losses exceeding the Total Consideration in connection with Losses related to the breach of any representation and warranty of Seller or Purchaser in Articles V and VI, respectively other than for the breach of any representation or warranty contained in Sections 5.1, 5.2, 5.8, 5.13, 5.15 and 5.25 and 6.1 and 6.2 of this Agreement.

(c) For purposes of calculating Losses hereunder, any materiality or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

10.5 Indemnity Amounts. On the Closing Date, Purchaser shall segregate the Delayed Stock Consideration at Technology Solutions Company, 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601. Purchaser and Seller each agrees to treat the Delayed Stock Consideration as delivered and owned by Seller as of the Closing Date. Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X shall be deducted first from the Delayed Stock Consideration. For purposes of satisfying Seller’s obligations pursuant to this Article X, the Shares shall be valued on the Business Day one (1) Business Day prior to the day of set-off, based on the average of the high and low price of the common shares of the Purchaser at the close of business on Nasdaq during the period of five (5) consecutive trading days ending on the Business Day one (1) Business Day prior to the day of set-off. If, at the time of set-off, the common shares of the Purchaser are no longer listed on the Nasdaq, the value shall be based on the fair value thereof determined in good faith by the mutual agreement of Purchaser and Seller, or if Purchaser and Seller are unable to agree, by an investment banker or valuation service selected by Purchaser and Seller. On the first anniversary of the Closing Date, the Purchaser shall release the Delayed Stock Consideration (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Purchaser shall retain an amount equal to the amount of claims for indemnification under this Article X asserted prior to such first anniversary but not yet resolved (“Unresolved Claims”). The Delayed Stock Consideration retained for Unresolved Claims shall be released by the Purchaser (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article X.

10.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes and shall be allocated to the Purchased Assets in accordance with Section 2.7 of this Agreement. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable (as determined net of all tax benefits arising from the transaction at issue) to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment (not of any Tax benefits arising from such payment or the allocation of such payment to the Purchased Assets) and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE XI

TAXES

11.1 Tax Liability. Seller shall be liable for and covenants to pay, and pursuant to Article X agrees to indemnify and hold each Purchaser Indemnified Party harmless from and against, all Taxes (including, without limitation, any amounts owed by a Purchaser Indemnified Party relating to Taxes pursuant to a contract or otherwise) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For purposes of this Section 11.1, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

11.2 Transfer Taxes. Seller shall (i) be responsible for (and pursuant to Article X agrees to indemnify and hold harmless each Purchaser Indemnified Party from and against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.3 Cooperation on Tax Matters.

(a) Purchaser and Seller shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets; (iii) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Article XI; and (v) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period.

(b) Purchaser shall retain possession of all accounting, business, financial and Tax records and information relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder for a period of at least five (5) years from the Closing Date. Purchaser shall give Seller notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Purchaser shall provide access to Seller (after reasonably detailed prior notice and during normal business hours), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for Seller to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer relating to Taxes for which Seller is liable under this Agreement.

11.4 Reimbursement. Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Article XI without regard to any limitations set forth in Article X. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

11.5 Duration of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article XI shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2 [RESERVED].

12.3 Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Illinois over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Section 12.3(a) notwithstanding, any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Chicago, Illinois pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to this Section 12.3(b) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Illinois, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Illinois over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed in such State.

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to:

David Benjamin

6752 Lakeridge Drive

Long Grove, IL 60047

With a copy to:

Robert A. McWilliams

Freeborn & Peters

311 South Wacker Drive, Suite 3000

Chicago, Illinois 60606

If to Purchaser, to:

Chief Executive Officer

Technology Solutions Company

205 North Michigan Avenue, Suite 1500

Chicago, Illinois 60601

With a copy to:

General Counsel
Technology Solutions Company

205 North Michigan Avenue, Suite 1500

Chicago, Illinois 60601

12.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

The parties have duly executed this agreement as of the date first above written.

Technology Solutions Company	Charter Consulting, Inc.
By: __/s/ CARL F. DILL, JR.__________	By: ___/s/ DAVID B.
—	BENJAMIN_________
Name: Carl F. Dill, Jr.	—
Title: Acting Chief Executive Officer &	Name: David B. Benjamin
Chairman of the Board	Title: President

The following are the schedules to the Asset Purchase Agreement. A copy of these schedules will be furnished supplementally to the Commission upon request.

Schedule 1.1(a)	Excluded Contracts

Schedule 2.1(c)	Furniture and Equipment

Schedule 2.2(e)	Excluded Assets

Schedule 2.3(b)	Assumed Pre-Closing Liabilities

Schedule 3.2(a)	Contingent Consideration

Schedule 3.2(b)	Debt Certificate

Schedule 3.2(c)	Litigation Certificate

Schedule 5.3(a)(ii)	Contracts Generating Rights or Obligations

Schedule 5.3(b)	Consents

Schedule 5.4 (a)	GAAP Exceptions in Financial Statements

Schedule 5.5	Additional Liabilities

Schedule 5.7	Exceptions to Ordinary Course

Schedule 5.8	Tax Return Exceptions

Schedule 5.8(c)(iii)	Tax Returns and Taxes Paid

Schedule 5.9(a)	Real Property Leases

Schedule 5.9(b)	Lease Default Notices

Schedule 5.10	Personal Property Leases

Schedule 5.11(a)	Patents, Marks and Copyrights

Schedule 5.11(b)	Patents, Mark and Copyright Exceptions

Schedule 5.11(e)	IP Licenses

Schedule 5.11(m)	Software Used by Seller

Schedule 5.12(a)	Purchased Contracts

Schedule 5.12(b)	Purchased Contract Exceptions

Schedule 5.13(c)	Purchased Contract Default

Schedule 5.13(a)	ERISA Plans

Schedule 5.13(c)	Absence of Certain ERISA Events

Schedule 5.13(e)	Employee Benefit Plan Obligations

Schedule 5.15	Litigation

Schedule 5.16 (b)	Required Permits

Schedule 5.18	Insurance in Force

Schedule 5.21	Related Party Transactions

Schedule 5.22	Largest Clients and Suppliers in 2005

Schedule 5.23	Warranty Exceptions

Schedule 7.6	Allocation of March 2006 revenue

Schedule 8.1(a)	Transferred Employees

Schedule 9.1 (h)	Employees Entering into Employment Agreements